EAST AURORA, N.Y.—(BUSINESS WIRE)—Astronics Corporation (NASDAQ: ATRO - News) today announced that it will delay the release of its 2006 fourth quarter financial results that had been scheduled for today, and will also postpone the associated conference call.
The company is reviewing an arrangement with a single customer that may not meet the technical requirements for revenue recognition set forth by the SEC. At stake is approximately $3 million in revenue, which the company had expected to recognize as revenue in 2006, but may now recognize in 2007.

The customer in question routinely and regularly orders custom products from the company. When Astronics completes the orders the customer typically directs Astronics to hold the product for shipment at a later date, no later than six months. Regardless of the final ship date, the customer accepts invoices from Astronics when the product is completed and pays accordingly. Astronics and the customer consider title of the product to have transferred when Astronics finishes manufacturing it and issues an invoice.

Astronics believes that the substance of its revenue recognition practices in this situation are prudent and appropriate, and is seeking clarification from its auditors. It is also in the process of reviewing the impact this might have on previously reported quarterly earnings. A conference call with shareholders will be scheduled as soon as practicable to discuss the situation and 2006 financial results.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leading manufacturer of advanced, high-performance lighting and electrical power distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, such as the Airbus A380; the Eclipse 500; the Air Canada’s CRJ705, A320, and several configurations of B767; Cessna single engine aircraft; Cessna Mustang; Hawker Horizon; the V22 Osprey; Lockheed Martin F-35 JSF; China Eastern Airlines Corp. Limited’s upgrade of 15 Airbus A330-300’s and five Airbus A330-200’s; Air China Limited’s upgrades of 20 Airbus A330-200’s; and F-22 Raptor; customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
Contact:
Astronics Corporation
Chief Financial Officer
David C. Burney, 716-805-1599 ext. 159
Fax: 716-805-1286
dburney@astronics.com